Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Kevin M. O’Connor President & CEO (631) 537-1000

BRIDGE BANCORP, INC. COMPLETES ACQUISITION OF COMMUNITY

NATIONAL BANK (CNB)

BNB Branch Network Expands to 40 Branches from Montauk to Manhattan

(Bridgehampton, NY – June 22, 2015) Bridge Bancorp, Inc. (NASDAQ:BDGE), the holding company for Bridgehampton National Bank (BNB), today announced it completed its acquisition of Community National Bank (CNB) as of the close of business on Friday, June 19, 2015, and converted core systems to BNB over the weekend.

“This morning, eleven former CNB branches reopened as fully operational BNB branches ready to deliver local, personal community banking services to business and individual customers. I am proud of our team’s hard work to make this happen quickly and smoothly,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc. “The acquisition of CNB expands the Bridgehampton National Bank footprint across Long Island including Nassau and Queens and into NYC. As one of the largest Long Island based community banks, our mission is to assist local businesses grow and expand, contributing to a vital Long Island economy,” added Mr. O’Connor.

In connection with the closing of the transaction, Bridge Bancorp, Inc. issued in the aggregate approximately 5.647 million shares of its common stock to CNB shareholders, at an exchange ratio of .79 shares of BDGE for each share of CNB. Following the acquisition, Bridge Bancorp’s assets are approximately $3.2 billion, with loans of approximately $2.2 billion and deposits of $2.7 billion.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.2 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.